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As filed with the Securities and Exchange Commission on October 9, 2001

Registration No 333-67382

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLUM CREEK TIMBER COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1912863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

999 Third Avenue, Suite 2300
Seattle, Washington 98104
(206) 467-3600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

James A Kraft, Esq.
Vice President, General Counsel and Secretary
Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 2300
Seattle, Washington 98104
(206) 467-3600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with copies to:
Gregg A. Noel
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
(213) 687-5000

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of this Registration Statement as determined by the Optionholders.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

    Plum Creek Timber Company, Inc. ("Plum Creek") has prepared this Registration Statement in accordance with the requirements of Form S-3 under the Securities Act of 1933, as amended, to register 3,185,859 shares of common stock, par value $.01 per share, of Plum Creek issuable upon the exercise of Georgia-Pacific Corporation—Timber Group common stock options which became exercisable for shares of common stock of Plum Creek upon the consummation of the mergers of six former subsidiaries of Georgia-Pacific with and into Plum Creek on October 6, 2001. The options are held by individuals who are not, and have not been, employees of Plum Creek.

PROSPECTUS

PLUM CREEK TIMBER COMPANY, INC.
3,185,859 SHARES OF COMMON STOCK

    We are offering 3,185,859 shares of our common stock issuable upon the exercise of options for shares of Georgia-Pacific Corporation-Timber Group common stock, which we refer to as "Timber Company common stock," held by individuals, or the "Optionholders," who are not, and have not been, our employees. The options held by the Optionholders became exercisable for shares of our common stock upon the consummation of the mergers of six former subsidiaries, or the "Subsidiaries," of Georgia-Pacific, which collectively owned all of the assets and liabilities of Georgia-Pacific's timber and timberlands business, which we refer to as "The Timber Company," with and into us. We consummated the mergers on October 6, 2001.

    We will pay all of the expenses incident to the registration of these shares under the registration statement.

    Our common stock is listed on the New York Stock Exchange and on the Pacific Exchange under the symbol "PCL." The price paid by the Optionholders upon exercise of their options will be determined in accordance with the Optionholders' option agreements and will range from $15.29 to $18.34 per share of our common stock.

    Our principal executive offices are located at 999 Third Avenue, Suite 2300, Seattle, Washington 98104-4096, and our telephone number is (206) 467-3600.

This investment involves risks. See the "Risk Factors"
incorporated by reference hereto.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2001.

TABLE OF CONTENTS

Page
THE COMPANY	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
USE OF PROCEEDS	1
PLAN OF DISTRIBUTION	2
LEGAL MATTERS	2
EXPERTS	2
WHERE YOU CAN FIND MORE INFORMATION	2

 THE COMPANY

    We are the second largest private timberland owner in the United States, with over 7.8 million acres in 19 states. Our diverse timberland holdings are located in three distinct regions and are strategically situated near end-markets for our products. The mergers are being accounted for as a reverse acquisition, with The Timber Company treated as the acquirer for financial reporting purposes. As a consequence, the financial statements of The Timber Company constitute our financial statements effective as of the consummation of the mergers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in "Risk Factors." Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases and changes in economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include:

  •
  our failure to qualify as a REIT or our failure to achieve the expected competitive advantages of operating as a REIT;

  •
  an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply;

  •
  the failure to make strategic acquisitions or to integrate such acquisitions effectively or, conversely, the failure to make strategic divestitures;

  •
  management's focus and resources being diverted from other strategic opportunities and from operational matters during the integration process;

  •
  the impact of the loss of employees following the completion of the mergers; and

  •
  the failure to meet our expectations with respect to the timing of the mergers, our likely future performance and the desirability of the mergers.

    Accordingly, actual results may not conform to the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

    Unless the Optionholders utilize a permitted form of "cashless" exercise, we will receive cash consideration in connection with the exercise of the options held by the Optionholders. We intend to use any cash proceeds that we may receive in connection with these exercises for general corporate purposes.

    Georgia-Pacific issued the options to the Optionholders at various exercise prices that, as adjusted for the mergers, range from $15.29 to $18.34 per share of our common stock. The terms of the options

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held by the Optionholders are the same as the terms of the options prior to giving effect to the mergers, except that:

  •
  the number of shares of our common stock purchasable upon exercise of the options and the exercise price have been adjusted to reflect the exchange ratio for the mergers, and

  •
  the options held by the Optionholders became fully vested and exercisable upon consummation of the mergers.

PLAN OF DISTRIBUTION

    We are registering 3,185,859 shares of our common stock to be issued to the Optionholders upon the exercise by the Optionholders of their options for shares of Timber Company common stock which became exercisable for shares of our common stock upon consummation of the mergers. The shares of our common stock offered by this prospectus will be listed on the New York Stock Exchange and the Pacific Exchange. We will pay all of the costs of this registration which we anticipate to be approximately $58,000.

LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

    The consolidated/combined financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of Georgia-Pacific Corporation and the combined financial statements of The Timber Company incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

    We file reports (including annual reports which contain audited financial statements), proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus is a part of the registration statement. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents

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contain important information about us and our financial condition. The information incorporated by reference is considered to be part this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed March 5, 2001) and on Form 10-K/A for the fiscal year ended December 31, 2000 (filed October 9, 2001);

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (filed May 10, 2001) and June 30, 2001 (filed August 14, 2001);

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  Our Current Reports on Form 8-K filed January 12, 2001, June 14, 2001, August 17, 2001, September 17, 2001, October 5, 2001 and October 9, 2001;

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  Our Current Report on Form 8-K/A filed September 17, 2001; and ;

  •
  Our Registration Statement on Form 8-A/A filed October 9, 2001.

    You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC web site at "http://www.sec.gov." Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

    Plum Creek Timber Company, Inc.
    999 Third Avenue, Suite 2300
    Seattle, Washington 98104
    Attention: Director of Investor Relations
    Telephone No.: 1-800-858-5347

    We have not authorized anyone to give any information or make any representation about us that differs from or adds to the information in this prospectus or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.

    The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth an estimate of the amount of fees and expenses to be incurred by Plum Creek in connection with the issuance and registration of our common stock under this Registration Statement. All amounts shown are estimates except the Securities and Exchange Commission (the "SEC") registration fee.

SEC Registration Fee	$26,074
Printing Expenses	5,000
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	11,000
Miscellaneous	1,000

Total	$58,074

    All of the costs identified above will be paid by Plum Creek.

Item 15.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

    Under the Delaware General Corporation Law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Plum Creek, or is or was serving at the request of Plum Creek as a director, officer, employee or agent of another corporation,

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partnership, joint venture, trust or other enterprise, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Plum Creek's certificate of incorporation provides that no director of Plum Creek shall be liable to Plum Creek or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Plum Creek or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. Plum Creek's bylaws permit Plum Creek to purchase and maintain insurance on behalf of directors, officers and certain other parties against any liability asserted against such person and incurred by such person in such capacity, whether or not Plum Creek would have the power or the obligation to indemnify such person.

    In addition, Plum Creek maintains a directors' and officers' liability policy.

Item 16.  Exhibits

2.1	Agreement and Plan of Merger by and between Plum Creek Timber Company, Inc., Georgia-Pacific Corporation, North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., dated as of July 18, 2000 and as amended on June 12, 2001 (incorporated herein by reference to Form S-4, Registration File No. 333-47708, filed July 13, 2001).
2.2
Amended and Restated Agreement of Plan of Conversion, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc., Plum Creek Timber Company, L.P. and Plum Creek Management Company, L.P. (incorporated herein by reference to Form S-4, Registration File No. 333-71371, filed January 28, 1999).
2.3
Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, L.P., Plum Creek Acquisitions Partners, L.P. and Plum Creek Timber Company, Inc. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28, 1999).
2.4
Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc. and Plum Creek Management Company, L.P. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28, 1999).
3.1	Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).
3.2	Certificate of Amendment to Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).

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3.3	Amended and Restated By-laws of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).
4.1	Form of Common Stock Certificate (Registration Statement on Form S-4, filed on January 28, 1999).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock being registered.*
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.*
24.1	Power of Attorney.*

*
Previously filed.

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Item 17.  Undertakings.

    The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission, by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 9th day of October, 2001.

PLUM CREEK TIMBER COMPANY, INC.
By:	/s/ RICK R. HOLLEY Rick R. Holley President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICK R. HOLLEY Rick R. Holley	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2001
* David D. Leland	Chairman of the Board and Directors	October 9, 2001
Joe E. Beverly	Director
* William R. Brown	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2001
* Ian B. Davidson	Director	October 9, 2001
* John G. McDonald	Director	October 9, 2001

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* Hamid R. Moghadam	Director	October 9, 2001
* William E. Oberndorf	Director	October 9, 2001
* William J. Patterson	Director	October 9, 2001
* John H. Scully	Director	October 9, 2001
Stephen C. Tobias	Director
Sam A. Williams	Director
*By:	/s/ RICK R. HOLLEY Rick R. Holley Attorney-in-fact	October 9, 2001

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Plum Creek Timber Company, Inc., Georgia-Pacific Corporation, North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., dated as of July 18, 2000 and as amended on June 12, 2001 (incorporated herein by reference to Form S-4, Registration File No. 333-47708, filed July 13, 2001)
2.2
Amended and Restated Agreement of Plan of Conversion, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc., Plum Creek Timber Company, L.P. and Plum Creek Management Company, L.P. (incorporated herein by reference to Form S-4, Registration File No. 333-71371, filed January 28, 1999).
2.3
Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, L.P., Plum Creek Acquisitions Partners, L.P. and Plum Creek Timber Company, Inc. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28, 1999).
2.4
Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc. and Plum Creek Management Company, L.P. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28, 1999).
3.1	Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).
3.2	Certificate of Amendment to Certificate of Incorporation of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).
3.3	Amended and Restated By-laws of Plum Creek Timber Company, Inc. (incorporated herein by reference to Form 8-K, File No. 1-10239, filed October 9, 2001).
4.1	Form of Common Stock Certificate (Registration Statement on Form S-4, filed on January 28, 1999).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock being registered.*
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.*
24.1	Power of Attorney.*

*
Previously filed.

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EXPLANATORY NOTE
PLUM CREEK TIMBER COMPANY, INC. 3,185,859 SHARES OF COMMON STOCK
This investment involves risks. See the "Risk Factors" incorporated by reference hereto.
TABLE OF CONTENTS
THE COMPANY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS